Exhibit 10.12

List of Executive Officers Who Participate in

Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan

The following executive officers participate in Symyx Technologies, Inc. Executive Change in Control and Severance Benefit Plan:

Isy Goldwasser

Rex S. Jackson

Trevor Heritage

Charles Haley

Richard J. Rosenthal